Exhibit 99.1

CONTACT: Investors: Eileen Morcos, 323-966-5748, or Media, Chris Kuechenmeister, 323-966-5709, both of Ribapharm Inc.

               ICN and Ribapharm Announce Settlement of Litigation

                        Ribapharm Announces Resignations

COSTA MESA, CA, January 22, 2003 - ICN Pharmaceuticals (NYSE: ICN) and Ribapharm Inc. (NYSE: RNA) announced today that they have settled outstanding litigation involving ICN, Ribapharm and certain of their officers and directors. ICN owns approximately 80.1 percent of the outstanding Ribapharm shares.

Ribapharm also announced that Chairman and Chief Executive Officer Johnson Y.N. Lau, M.D. has resigned as an officer and director of Ribapharm, and that board members Kim Campbell, Arnold Kroll, Hans Thierstein and John Vierling have also resigned as directors. Ribapharm's Chief Financial Officer, Thomas Stankovich, and General Counsel, Roger Loomis, have resigned their positions. All of the resignations are effective immediately.

Dr. Lau stated that he and the other resigning officers and directors had determined to resign in order to let Ribapharm move on following recent differences with ICN.

ICN Chairman and Chief Executive Officer, Robert W. O'Leary, thanked the departing Ribapharm directors and officers for ending the uncertainty regarding Ribapharm's leadership.

"We recognize and appreciate the valuable contributions made by the management and board during this critical period in the company's history," said Mr. O'Leary. "I wish them every success as they pursue new opportunities going forward."

"In addition, I want to thank the dedicated staff of scientists for continuing their important work on key scientific development activities and other employees of both ICN and Ribapharm for remaining focused on their responsibilities over the past few weeks," Mr. O'Leary concluded.

About ICN

ICN is an innovative, research-based global pharmaceutical company that manufactures, markets and distributes a broad range of prescription and non-prescription pharmaceuticals under the ICN brand name. Its research and new product development focuses on innovative treatments for dermatology, infectious diseases and cancer.

About Ribapharm

Ribapharm is a biopharmaceutical company that seeks to discover, develop, acquire and commercialize innovative products for the treatment of significant unmet medical needs, principally in the antiviral and anticancer areas.

THE SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, projections of future sales, operating income, returns on invested assets, regulatory approval processes, success of the company's strategic repositioning initiatives and the ability of management to execute them, success of the company's ongoing


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inventory reduction program and other cost-cutting measures, and other risks detailed from time to time in the companies' Securities and Exchange Commission filings.